SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: February 15, 2006
Assurant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor New York, New York	10005

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 859-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURE

Item 1.01	Entry Into a Material Definitive Agreement.
     On December 13, 2005, Assurant, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission setting forth the 2006 short term and long term incentive award targets that the Compensation Committee (the “Committee”) of the Board of Directors had established for executive officers.
     On February 15, 2006, the Committee approved the performance criteria that will be used to measure whether the 2006 incentive award targets were achieved. The Committee will determine the final value of 2006 incentive awards based on the following factors and their respective weights: (a) earnings per share, determined using net operating income, (for those in an Operating Segment (“Segment”), net operating income of the Segment) — 25%; (b) return on equity, determined using net operating income and estimated equity excluding accumulated other comprehensive income (for those in a Segment, return on equity of the Segment) — 15%; (c) Company growth performance, determined as a weighted average of the results of certain emphasized lines of business in each Segment, measured with respect to a new sales measure and/or GAAP revenue (for those in a Segment, growth performance of the Segment) — 40%; (d) compliance with Section 404 of the Sarbanes-Oxley Act determined by standards relating to the amount of new deficiencies in 2006 and progress in remediating previously identified deficiencies — 10%; and (e) general business compliance determined based on the completion of various milestones and measures related to ongoing corporate compliance and fraud deterrence activities (for those in a Segment, based on the achievement of specific goals applicable to the particular compliance priorities of that Segment) — 10%. Net operating income will be normalized for the effects of acquisitions, divestitures, changes in accounting policies or principles and other significant events, and, for those in a Segment, for the economic effect of the variance of plan versus actual allocated equity.
     As provided for in the Executive Management Incentive Plan, the Compensation Committee may exercise discretion to increase or reduce the actual amounts payable, regardless of the achievement of performance criteria previously established.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANT, INC.

Date: February 17, 2005	By:	/s/ Raj B. Dave

	Name:	Raj B. Dave
	Title:	Vice President and Assistant General Counsel